Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH OMITTED INFORMATION IS MARKED WITH "[***]"

FIRST AMENDMENT TO
TRANSITION AND OPERATIONS SUPPORT AGREEMENT
This First Amendment (this “First Amendment”), is made and entered into as of July 29, 2019 by and among Kaplan Higher Education, LLC, a Delaware limited liability company (“KHE”), Iowa College Acquisition, LLC, a Delaware limited liability company (“ICA”) (KHE and ICA, collectively, “Contributor”), and Purdue University Global, Inc., an Indiana nonprofit public benefit corporation (“New University”) for the purpose of amending and clarifying that certain Transition and Operations Support Agreement dated March 22, 2018 by and among the Parties (the “TOSA”). The Trustees of Purdue University, an Indiana body corporate that manages and conducts Purdue University, the State of Indiana’s land-grant university (“Purdue”), joins as a Party to this First Amendment solely for the purpose of continuing to be bound by the Purdue Provisions in the TOSA, as amended hereby. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the TOSA.
RECITALS:

A.
The Parties successfully closed the transactions contemplated by the Transfer Agreement concurrently with their execution and delivery of the TOSA on the Effective Date, with the effect that New University formally commenced operations shortly thereafter.

B.
As memorialized in the TOSA’s recitals and as reflected in its terms, the TOSA and the Transfer Agreement provided financial guarantees and priority payments to New University that entailed significant economic risk to Contributor.

C.
Contributor was nonetheless willing to irrevocably transfer the Institutional Assets to New University in reliance on New University’s agreement to perform pursuant to the terms of the TOSA, which provided that Contributor would be compensated, albeit on a deeply subordinated basis, in the form of a services fee for its Support Functions and deferred consideration for the Institutional Assets it transferred at closing for only $1.00.

D.
For their part, Purdue and New University determined, following extensive due diligence of Contributor and its Institutional Assets, that the economic terms reflected in the TOSA represented fair market value for: (1) the Support Functions that New University would receive thereunder, (2) the Institutional Assets being contributed to New University under the Transfer Agreement, and (3) the financial guarantees provided to New University in the TOSA-a determination supported by a recognition that the total consideration payable to Contributor under the TOSA in an upside scenario is effectively capped by virtue of New University’s ability to terminate after the sixth anniversary of the Effective Date.

E.
In the course of obtaining regulatory approvals for the Transfer, Purdue and New University drew attention to the foregoing factors-including the deeply subordinated nature of Contributor’s ability to receive any compensation under the TOSA-all of which provided New University with significant financial protection, ensured it would have the funds necessary to serve students successfully over the long term, and protected Purdue University and Indiana taxpayers from financial risk.

F.
Although their intentions concerning the structure of the TOSA have, as described above, been previously articulated, the Parties desire to reflect more clearly, among other things, how compensation to be paid to Contributor under the TOSA represents both (1) a services fee for the Support Functions it is providing, and (2) deferred purchase price for the Institutional Assets it contributed to New University.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. Amendments

(a)	The following definitions in Exhibit A of the TOSA are hereby changed or amended to read as follows:

1.	The reference to the term “Contributor Fee” (as defined in Section 2 of Exhibit F) is hereby changed to a new term to be called “Contributor Compensation”.

2.	The reference to the term “Unpaid Contributor Fee” (as defined in Section 2 of Exhibit F) is hereby changed to a new term to be called “Unpaid Contributor Compensation”.

3.	The last sentence in the definition of “Revenue” or “Revenues” in Exhibit A is hereby amended and restated to read in its entirety as follows:

“For purposes of this definition: (i) past practices of Contributor shall mean the applicable practices most recently applied prior to the Effective Date, and (ii) the term ‘Revenue’ or ‘Revenues’ shall under no circumstances be construed to mean the net earnings of New University, it being understood that such net earnings are represented only by the amount of the Remainder Payment, if any, determined for a designated time period.”

4.	A new defined term, “GDPR”, is hereby added to Exhibit A to read as follows:
“GDPR” has the meaning in Section 6.1.”
5. The Section number referenced in the definition of “Remainder Payment” is changed from “Section 2(g) of Exhibit F” to “Section 2(i) of Exhibit F.”

(b)	The following definitions in Exhibit F of the TOSA are hereby changed or amended to read as follows:

1.	The defined term “Contributor Fee” is hereby changed to “Contributor Compensation,” [***]

3.
[***] amount equal to (i) 12.5% of actual Revenues for the quarter just-ended through June 30, 2022, and thereafter 13% of actual Revenues for the quarter just-ended through the Fiscal Year ending June 30, 2027, and thereafter 12.5% of actual Revenues for the quarter just-ended for the remainder of the Term, [***]

(c)	The references to “Contributor Fee” or “Contributor Fees” in the following sections shall be changed to “Contributor Compensation” each place such term appears:

1.	Section 9

2.	Section 11.2

3.	Section 13.2 (two references)

4.	Section 14.5(b)(iv)

5.	Section 14.6(b)

6.	Section 14.9(a)

7.	Section 15 (two references)

8.	Section 1(d) of Exhibit F

9.	Sections 4(a)(i) and 4(a)(ii) of Exhibit F

(d)	Sections 3.2(c) and 3.2(d) are hereby amended and restated to read in their entirety as follows:
“(c) Advisory Committee Activities. Subject to the ultimate authority of the New University Board of Trustees over the operation and control of New University and its policies and procedures, and without limiting the powers of New University Board of Trustees, the Advisory Committee shall meet to coordinate on developing strategies, objectives, and make recommendations to the New University executive leadership and Board of Trustees on topics or issues including:

(i)
an annual plan that will include New University’s key objectives and the Annual New University Budget (the “Annual Plan”), including amounts budgeted for Academic Functions and Support Functions thereunder;

(ii)	the Marketing Plan to support the objectives, and in compliance with the NewU Budget, as set forth in the Annual Plan;

(iii)	updating the Service Levels consistent with and in accordance with Section 2.5;

(iv)	success metrics for New University and Contributor that support and track performance against the Annual Plan and the New University Budget;

(v)
increase or decrease in the tuition or fees, or changes in grants or relationship discounts, for any of the Academic Programs; provided that the Parties shall develop an expedited review process for proposed discounts in connection with strategic business opportunities and will seek to develop pre-approved frameworks under which Contributor can offer discounts to secure strategic business relationships for New University;

(vi)	the increase of any Cost in, or the implementation or roll out of, any Academic Programs, or the reduction or elimination of any Academic Program;

(vii)	material changes to the NU Policy Guide, including policies relating to New University admissions standards, student advancement or academic term structure; and

(viii)
any defense, settlement or prosecution of any legal action against or in the name of or on behalf of New University that could: (1) result in financial liability to either Party or (2) reasonably be expected to adversely affect: (A) the Support Functions, (B) the respective rights or expectations of the Parties under this Agreement, or (C) in any material respect, the tax liabilities or tax and financial reporting position of either Party.

(d) Advisory Committee Recommendations. Prior to submitting to the New University Board of Trustees for approval the Annual Plan (including the Marketing Plan and New University Budget), or any other recommendation, strategy or objective, and subject always to the authority of the New University Board of Trustees to act in the absence of a consensus proposal received from the Advisory Committee, the members of the Advisory Committee shall seek consensus among all members and will work in good faith to resolve any matter with respect to which all members of the Advisory Committee have not agreed.”

(e)	The first sentence of Section 11.1 is hereby amended and restated as follows:

“Payments of Contributor Compensation are exclusive of all Tax.”

(f)	Section 11.3 is hereby amended and restated to ready in its entirety as follows:
“11.3 Tax Treatment. The Parties intend that, for U.S. federal income tax purposes, the payment of the Contributor Compensation constitutes service fee income or deferred purchase price for the Institutional Assets, as the case may be, and they agree to treat such payments consistent with the foregoing unless required to do otherwise by a change in applicable Tax Law or pursuant to the good faith resolution of any action with an applicable Taxing Authority.”

(g)	Sections 2(f) through 2(h) of Exhibit F are hereby amended and restated, with a new subsection inserted thereto, such that they now read (as re-lettered) in their entirety as follows:

“(f) sixth, to Contributor, but only to the extent of Available Cash, the Contributor Services Fee for the quarter just-ended;
(g) seventh, to Contributor, but only to the extent of Available Cash, an amount of Deferred Purchase Price based upon actual Revenues of the quarter just-ended and the Contributor Services Fee payable for such quarter, plus all Unpaid Contributor Compensation up to, but not exceeding, the Compensation Accrual Cap;
(h) eighth, to Contributor, but only to the extent of Available Cash, any unpaid balance of the Immediate Advance; and
(i) finally, to New University, but only to the extent of Available Cash, all remaining funds after retention of amounts applied in respect of any remaining Excess Payments then owed by New University (a ‘Remainder Payment’).”

(h)
As a technical correction, the previously omitted word “with” is hereby added to Section 4.2(e) as follows: “(e) costs incurred by Contributor in connection with performing its obligations hereunder in the line item categories set forth on Exhibit E-2 (Contributor Support Cost Line Items);”

(i)	Section 6.1 is hereby amended and restated to read in its entirety as follows:

“6.1    FERPA; GLB; GDPR. New University acknowledges that, in order to perform certain of the Support Functions requested under this Agreement, it will be necessary and desirable for Contributor to have Access to personally identifiable information of students and prospective students of New University, and of New University employees, that is subject to the provisions of the Family Educational Privacy & Rights Act (“FERPA”), 20 U.S.C. § 1232g, the Gramm Leach Bliley Act, 15 U.S.C. § 6801 et seq. (the “GLB”), the General Data Protection Regulations 2016/679, and its implementing regulations (“GDPR”), and/or any other applicable Laws. New University and Contributor agree to maintain and use all such information in material compliance with the requirements of all such Laws, including taking required steps to comply with the requirements of 34 C.F.R. 99.31(a)(1) with respect to information protected by FERPA that may be disclosed to a party to whom an institution has outsourced institutional services or functions.”
(h) In the second sentence of the second paragraph of Section B (Compensating Contributor for Actions Taken Inconsistent with NU Policy Guide) of Exhibit D (NU Policy Guide Departures), the reference to Section 2(g) is amended to instead be a reference to Section 2(h).
SECTION 2. Limited Effect.

Except as expressly amended and modified by this First Amendment, the TOSA shall continue in full force and effect in accordance with its terms, and nothing contained in this First Amendment is intended to affect the parties’ existing or continuing rights or obligations under the TOSA except as expressly modified hereby.

SECTION 3. Governing Law.

This First Amendment shall be governed by and construed in accordance with the Laws of the State of Indiana applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

SECTION 4. Counterparts.

This First Amendment may be executed in any number of counterparts, each of which shall be considered an original but all of which, taken together, shall constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

KAPLAN HIGHER EDUCATION, LLC
by:	/S/ David J. Adams
Name: David J. Adams
Title: Secretary and General Counsel

IOWA COLLEGE ACQUISITION, LLC
by:	/S/ David J. Adams
Name: David J. Adams
Title: Secretary and General Counsel

PURDUE University global, INC. (f/k/a purdue newu, inc.)
by:	/S/ Christopher A. Ruh
Name: Christopher A. Ruhl
Title: CFO

THE TRUSTEES OF PURDUE UNIVERSITY, solely for the purpose of continuing to be bound by the Purdue Provisions
by:	/S/ Steven R. Schultz
Name: Steven R. Schultz
Title: General Counsel